EXHIBIT 11

EquityNet Research
14011 VENTURA BLVD., SUITE 221W
SHERMAN OAKS, CA  91423

May 29, 2001

Steve Davis
Chief Executive Officer
My Personal Salon, Inc.
5 West 31st Street - 10th Floor
New York, NY 10001

Dear Mr. Davis:

After preliminary due diligence, including review of the Company's market potential and development opportunities, EquityNet Research ("EquityNet") is prepared to initiate coverage as an independent analyst on My Personal Salon, Inc. ("Salon" or "the Company"), a Delaware corporation.

In consideration for drafting and posting the initial research report and three subsequent quarterly updates on the EquityNet Research Web site (www.equitynet.net), as well as any other distributive measures undertaken by EquityNet, Salon shall pay EquityNet Twenty-Four Thousand Dollars ($24,000), payable upon engagement by cash or a minimum of Fifty-Thousand (50,000) unrestricted (free-trading) shares of its Common Stock.  Should the Company choose to pay with its Common Stock, such stock shall be transferred to an account of EquityNet's choice prior to preparation of the initial research report.  The value of such stock shall be determined by multiplying the twenty-day (20) average closing bid price of the stock, calculated from its first day of listing on a public exchange, or other medium, for public trading, by 50,000.  Thus, the value shall be determined one month after the first day of public trading.  Should said value be below $24,000, the Company agrees to immediately transfer to EquityNet any number of shares of its Common Stock necessary to increase such value to equal $24,000.

This fee is for preparation and Web-posting only; it does not include costs associated with dissemination to or proactive communication with the investment community.  Nor does the fee include printing costs.  Travel costs incurred as part of due diligence and analysis activities are also not included in the fee; however, EquityNet will not incur any such costs without prior approval of Salon.  Should EquityNet pay any of these costs on behalf of Salon, EquityNet will rebill Salon for these direct expenses, and such invoices shall be due and payable upon receipt.

In this relationship, EquityNet Research agrees to maintain independence and objectivity according to the Standards of Professional Conduct of the Association of Investment Management and Research (AIMR), and comply fully with all securities regulations, required disclosures, industry guidelines and applicable laws. Additionally, EquityNet shall maintain the confidentiality of all information regarding Salon not cleared by the Company for public release.

Salon agrees to indemnify and hold harmless EquityNet from and against any and all losses, claims, damages, expenses and/or liabilities which EquityNet may incur based upon information, representations, reports or data furnished by Salon with respect to itself, and which are approved by Salon for use by EquityNet in performing due diligence and developing the research report. Such indemnification shall include, but not be limited to, expenses (including all reasonable attorney's fees), judgments, and amounts paid in settlement actually and reasonably incurred by EquityNet in connection with an action, suit or proceeding brought against EquityNet.

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The undersigned hereby represent, warrant and certify that they in fact have full authority to enter into this specific Agreement; and furthermore agree to provide each other proof of such authority should such proof be requested.  Any controversy or claim of any kind or nature with regard to this Agreement, whether contract, tort, or otherwise, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the Arbitrators may be entered in any court having jurisdiction.  The Parties hereto acknowledge that this provision affects their legal rights and agree to be bound under any and all circumstances to the determination of such binding arbitration. The parties further agree that the locale for any arbitration shall be Los Angeles, California. The prevailing party in any arbitration instituted under this Agreement shall, in addition to other remedies, be entitled to be reimbursed by the other party for all expenses of such arbitration, including reasonable arbitrator's and attorneys' fees.

Should the terms outlined herein meet with your approval, please sign and enter the date as provided below. Retain a copy for your files and send an original to me.  If you have any questions please do not hesitate to call me. I can be reached at 818-783-5006.

Sincerely:
Randall D. Lewis, CFA
EquityNet Research

Accepted for My Personal Salon, Inc.
Steve Davis
Chief Executive Officer
May 29, 2001

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